Kelley Drye & Warren LLP 3 World Trade Center 175 Greenwich Street New York, NY 10007 Tel: (212) 808-7800 Fax: (212) 808-7897

April 9, 2024

FingerMotion, Inc.

111 Somerset Road

Level 3, Singapore 238164

Ladies and Gentlemen:

We are acting as special counsel to FingerMotion, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-3 (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended, relating to the Company’s offering of warrants (the “Warrants”) to purchase shares (the “Shares”) of the Company’s common stock, $0.0001 par value per share (the “Common Stock”), which Warrants are being issued as a dividend to holders of shares of Common Stock pursuant to a Warrant Agreement to be entered into between the Company and VStock Transfer, LLC as Warrant Agent, the form of which is being filed as Exhibit 4.2 to the Registration Statement (the “Warrant Agreement”).

In connection with this opinion, we have examined and relied upon copies certified or otherwise identified to our satisfaction of: (i) the Warrant Agreement; (ii) the Registration Statement, together with exhibits and schedules thereto, in the form to be filed with the Commission; (iii) the Company’s Certificate of Incorporation, as amended to date; (iv) the Company’s Amended and Restated By-Laws, as amended to date; and (v) the records of corporate proceedings of the Company relating to the Warrant Agreement, the Warrants and the Shares, as made available to us by officers of the Company; and have reviewed such matters of law as we have deemed necessary or appropriate for the purpose of rendering this opinion.

For purposes of this opinion we have assumed the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of all signatures on all documents examined by us, including signatures made and/or transmitted using electronic signature technology (e.g., via DocuSign or similar electronic signature technology), and that any such signed electronic record shall be valid and as effective to bind the party so signing as a paper copy bearing such party’s handwritten signature. As to certain factual matters material to the opinion expressed herein, we have relied to the extent we deemed proper upon representations, warranties and statements as to factual matters of officers and other representatives of the Company.

April 9, 2024

In addition, we have assumed without any independent investigation that the Warrant Agreement has been duly authorized and, to the extent not governed by New York law, executed and delivered by the Company and that the Company has the corporate power and capacity to execute, deliver and perform its obligations under the Warrant Agreement.

Our opinion expressed below is subject to the qualification that we express no opinion as to any law other than the laws of the State of New York. Without limiting the foregoing, we express no opinion with respect to the applicability thereto or effect of municipal laws or the rules, regulations or orders of any municipal agencies within such state. Our opinion set forth below is based upon our consideration of those statutes, rules and regulations which, in our experience, are normally applicable to those transactions contemplated by the Warrant Agreement.

We express no opinion with respect to the enforceability of any agreement or instrument or any provision thereof (i) to the extent such enforceability may be subject to, or affected by, applicable bankruptcy, insolvency, moratorium or similar state or federal laws affecting the rights and remedies of creditors generally (including, without limitation, fraudulent transfer or conveyance laws) and judicially developed doctrines in this area, or general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity), (ii) providing for specific performance, injunctive relief or other equitable remedies (regardless of whether such enforceability is sought in a proceeding in equity or at law), (iii) providing for indemnification or contribution, which provisions may be limited by federal and state securities laws or policies underlying such laws, purporting to indemnify or hold harmless a party for, or release, exculpate or exempt a party from, its own action or inaction involving negligence, recklessness, willful misconduct or unlawful conduct or purporting to require the payment or reimbursement of fees, costs, expenses, or other amounts without regard to whether they are reasonable in nature or amount, (iv) purporting to preclude the modification of the Warrant Agreement other than through a writing signed by all the parties thereto, (v) to the effect that failure to exercise or delay in exercising a right or remedy will not operate as a waiver of the right or remedy, (vi) to the extent it might be subject to or affected by an implied covenant of good faith, diligence, reasonableness and fair dealing, concepts of materiality and the requirement that the right, remedy or penalty sought to be proportionate to the breach, default or injury, or compliance with, and limitations imposed by, procedural requirements relating to the exercise of remedies, (vii) requiring any waiver of stay or extension laws, diligent performance or other acts which may be unenforceable under principles of public policy, (viii) providing for a choice of law, jurisdiction or venue or a method for the service of process, (ix) relate to the enforceability of the choice of New York law or the choice of forum of a Federal or state court located in the State of New York in an action or proceeding in Federal court or in a state court outside of the State of New York, (x) relate to the waiver of a right to trial by a jury, (xi) purporting to bind third parties who are not parties to such agreement or instrument, (xii) relating to a choice of law to the extent limited by the choice-of-law rules of the State of New York and general principles of public policy, or (xiii) purporting to waive any right granted pursuant to statute which may not be legally waived or the effectiveness of any purported waiver by any person of any right granted pursuant to statute which may not be legally waived.

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April 9, 2024

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, it is our opinion that the Warrant Agreement is a valid and binding instrument of the Company, enforceable against it in accordance with its terms.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should the present laws of the State of New York be changed by legislative action, judicial decision or otherwise.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

Very truly yours,

/s/ Kelley Drye & Warren LLP

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